UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2007

FINDEX.COM, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-29963	88-0378462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

620 North 129th Street, Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(402) 333-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Election of Directors.

On December 14, 2007, the board of directors of FindEx.com, Inc., the registrant (the “Company”), voted unanimously to fill two existing vacancies on the Company’s board of directors.  The individuals named to the Corporation’s board of directors included William J. Bush and Gordon A. Landies.  As of an as-yet undetermined commencement date, Mr. Bush shall serve as one of the Corporation’s Class I directors, whose term shall expire as of May 31, 2008 and who shall come up for reelection by the stockholders at the annual meeting of stockholders of the Corporation expected to be held in 2008.  Although there can be no assurance, as part of his duties as a director of the Corporation, Mr. Bush, who qualifies as an “independent” director and a financial expert, is expected to be named to and to serve on our board of directors audit committee.  Also as of an as-yet undetermined commencement date, Mr. Landies shall serve as one of the Corporation’s Class II directors, whose term shall expire as of May 31, 2009 and who shall come up for reelection by the stockholders at the annual meeting of stockholders of the Corporation expected to be held in 2009.  Although there can be no assurance, as part of his duties as a director of the Corporation, Mr. Landies, who is also a business development consultant to the Corporation, is expected to be named to and to serve on our board of directors compensation committee.

Item 8.01 – Other Events.

On December 20, 2007, the Company issued a press release announcing the appointment of each of Gordon A. Landies and William J. Bush to its board of directors.  A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

The following exhibits are filed herewith:

(d)    Exhibits

Exhibit No.	Description
99.1	Press Release dated December 20, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2007
FINDEX.COM, INC.

	By:	/s/ Steven Malone
Steven Malone
President & Chief Executive Officer